                                                                    EXHIBIT 10.9

THIS AGREEMENT (the "Agreement") is made on this 5th day of October 2004 (Fifth day of October,Two Thousand Four) at Bhubaneswar.

                                     BETWEEN

ORISSA MINING CORPORATION LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at "OMC House", Bhubaneswar, Dist:
Khurda (Orissa) hereinafter called "OMC" (which expression shall, unless excluded by or repugnant to the context or meaning thereof, include its associates and successors).

                                       AND

VEDANTA ALUMINA LIMITED, a subsidiary company of M/s. Sterlite Industries (India) Ltd, registered under the Companies Act,1956 and having its registered office at 7, Kirol Road, Vidya Vihar (W), Mumbai-400086 hereinafter called "VEDANTA" (which expression shall unless excluded by or repugnant to the context or meaning thereof, include its associates and successors).

OMC and VEDANTA are hereinafter collectively referred to as "Parties" and individually as "Party".

WHEREAS

a) OMC has applied to the Government of Orissa ("GOO") for separate mining leases under the provisions of the appropriate Act and Rules (each a "Mining Lease") in respect of the Lanjigarh Mines (as defined hereinafter) and the Karlapat Mines (as defined hereinafter).

b) VEDANTA, intends to set up an integrated aluminium complex in Orissa with an alumina refinery of about one (1) million tonnes per year capacity at Niyandanger (Lanjigarh) in Kalahandi district to be catered by the above mentioned bauxite deposits of Lanjigarh Mine along with another mine (both such mines having a cumulative deposit of bauxite ore of about 150 million tonnes) besides a 6x120 MW Captive Power Plant and Aluminium Smelter of about 2.2 lakh tonnes per year capacity at Bhukhamunda of Jharsuguda district.

c) To help set up such aluminium complex in Orissa, OMC has decided and agreed to enter into a JVA (Joint Venture Agreement) with VEDANTA on certain terms and conditions hereinafter set forth. In order to operate the Lanjigarh Mines and the Karlapat Mines, the Parties agree to set-up a joint venture company (the "JVC") on the principal terms and conditions hereinafter set forth.

d) It is also the intention of the Parties that the bauxite mined from the Mines (as defined hereinafter) be sold by OMC to VEDANTA on the principal terms and conditions hereinafter set-forth.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in the Agreement and intending to be legally bound thereby, the Parties agree as follows:

                                    ARTICLE 1
                          DEFINITIONS & INTERPRETATION

1.1  Definitions

     In this Agreement unless the context requires otherwise the following expressions shall have the meaning expressly assigned to them hereunder.

     "ALUMINIUM SMELTER" shall mean the 6x120 MW Captive Power Plant and Aluminium Smelter of about 2.2 lakh tonnes per year capacity proposed to be located at Bhukhamunda of Jharsuguda district of Orissa.

     "APPLICABLE LAWS" shall mean all Indian laws including all notifications circulars, order, etc. that may be issued by the Director General of Mines Safety, Controller General, Indian Bureau of Mines, the Central and State Government and other concerned authorities.

     "APPROVALS" shall mean any and all permissions, clearances, licenses, authorizations, consents, approvals of or from any Government Authority required in connection with undertaking, performing or discharging the obligations contemplated by this Agreement.

     "ASSOCIATED COMPANY" with respect to one Person shall mean any other Person under the same management. For the purposes of this definition, the term "same management" shall have the meaning assigned thereto in Section 370IB of the Indian Companies Act, 1956.

     "DAY" shall mean the twenty four (24) hour period beginning and ending at
     00.00 hours midnight Indian Standard Time.

     "DEFINITIVE AGREEMENTS" shall mean the agreements proposed to be entered into by the Parties to give effect to the understandings contained herein, including among others:

     i) A Shareholders and Share Subscription Agreement between OMC and VEDANTA for and in relation to the JVC;

     ii) A Raising Contract Agreement between JVC and OMC for and in relation to the raising of Bauxite in the Mines;

     iii) A long term purchase agreement between VEDANTA and OMC for purchase of bauxite mined from the Mines.

     "GOVERNMENT AUTHORITY" shall mean the government of India (GOI), or any state government or any other statutory body or corporation, any department, authority, instrumentality agency, judicial body or tribunal of GoI, or any state government or any other statutory body or corporation having jurisdiction over the Parties, the Mines, or any portion thereof.

     "KARLAPAT MINES" shall mean the mines having an area of [to be inserted prior to final execution] hectares situated in the district of Kalahandi in the state of Orissa, the mining plan of which is annexed hereto in ANNEXURE I.

     "LANJIGARH MINES" shall mean the mines having an area of 721.323 hectares situated partly in the district of Rayagada and partly in the district of Kalahandi in the state of Orissa, the mining plan of which is annexed hereto in ANNEXURE II.

     "MINES" shall mean the Karlapat Mines and the Lanjigarh Mines collectively.

     "PERSON" shall mean any individual, corporation, company, partnership, limited liability company, joint venture, association or trust or any other entity or organization;

     "PERIOD OF MINING OPERATION" shall mean the duration of time during which JVC undertakes excavation, exploration, exploitation and development of the Mine(s).

     "RAISING COST" shall mean the costs associated with mining of bauxite from the Mines.

     "REFINERY" shall mean the alumina refinery of about 1 million tonnes per year capacity proposed to be located at Niyandanger (Lanjigarh) in Kalahandi district of Orissa being set up by Vedanta Alumina Ltd.

     "ROYALTY" shall mean the royalty payable by OMC to the GOO for every tonne of bauxite ore removed from the Mines under the provisions of the Mining Lease(s).

1.2  INTERPRETATION

(i) The words and expressions not expressly defined in this Agreement shall bear the same meaning as ascribed to them in the Companies Act, 1956, The Mines Act, 1952, and /or General Clauses Act, or other relevant Acts, Rules and Regulations, Bye-Laws etc thereof.

(ii) Unless the context otherwise requires, a reference to any Article, Clause, Appendix, Schedule, Attachment or Annex shall be to an Article, Clause, Appendix, Schedule, Attachment or Annex of this Agreement.

(iii) The Appendices, Schedules, Attachments and Annexes form an integral part of this Agreement. In the event of any conflict between any provision of the Articles and any provision of the Appendices, Schedules, Attachments or Annexes, the provision of the Articles shall prevail.

(iv) Reference to any law or regulation having the force of law includes a reference to that law or regulation as from time to time amended, modified, supplemented extended or re-enacted.

(v) The headings of the Articles, Clauses, Appendices, Schedules, Attachments and Annexes in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(vi) The words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases.

(vii) If any provision in Article 1.2 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

(viii) The rule of construction, if any, that a contract should be interpreted against the parties responsible for the drafting and preparation thereof, shall not apply.

                                    ARTICLE 2

2.1 The Parties hereby agree to approach the GOO for expediting the grant of Mining Leases in favour of OMC in respect of Lanjigarh Mines and the Karlapat Mines.

2.2 In the event a Mining Lease is not granted by GOO for the Karlapat Mine, any other bauxite mine having at least an equal quantity of bauxite deposit (subject to having at least a composite quantity of 150 million tonnes when taken along with Lanjigarh Mines) shall be made available by OMC with due approval of GOI/GOO and all references contained herein in respect of the Karlapat Mines shall apply mutatis mutandis to such other substitute mine(s) as and when VEDANTA proceeds to set up an integrated Aluminium Smelter in the state of Orissa.

2.3  DEFINITIVE AGREEMENTS

     Subject to obtaining the Mining Lease for the Lanjigarh Mines, the Parties hereby agree to enter into the Definitive Agreements, which shall contain the following key provisions:

2.3.1 The SHAREHOLDERS AND SHARE SUBSCRIPTION AGREEMENT between OMC and VEDANTA for and in relation to the JVC shall provide the following:

(i) The Parties agree to incorporate the JVC as a private limited liability company.

(ii) Shareholding Pattern: OMC will be allotted 26% of the issued & paid up equity share capital of the JVC in consideration of expenses incurred in respect of services rendered by OMC for operating the Mines by the JVC as a raising contractor and 74% of the equity share capital will be held by VEDANTA. Throughout the tenure of this Agreement OMC's share holding will be minimum 26% of the issued & paid up share capital free and clear of all liens, restrictions, security interests & other adverse claims. OMC will not be required to contribute any cash at any point of time, or make any financial commitment to the JVC of any nature.

(iii) The JVC will be managed by a Board of Directors comprising six (6) directors, two (2) of which shall be nominees of OMC (who shall be part time directors not involved in the day-to-day operations/running of the
     JVC) and the remaining four (4) shall be nominees of VEDANTA. It is clarified that the Chairman and Managing Director shall be chosen from amongst VEDANTA's nominee directors.

(iv) Management Control: Management control and control over the day-to-day operation of the JVC shall vest solely with VEDANTA.

(v) Right of First Refusal: Neither Party shall have the right to sell any of its shares in the JVC to any third party without first offering to sell such shares to the other Party at the face value.

2.3.2 The RAISING CONTRACT AGREEMENT between JVC and OMC for and in relation to the Mines shall contain the following key provisions:

a) The JVC shall be appointed as the sole raising contractor to explore, exploit, develop, operate and maintain the said Mines.

b) It is expressly understood that OMC will not engage any raising contractor other than JVC in the said Mines to raise bauxite.

c) OMC shall reimburse the Raising Cost to the JVC. OMC shall be responsible for payment of all taxes and duties payable in relation to the activities contemplated by the Raising Contract Agreement and the sales tax recovered will be deposited by OMC with the sales tax authorities and any other statutory dues payable to the State government/ central government, any other constitutional and statutory bodies shall be paid by OMC.

d) OMC agrees to appoint JVC as the raising contractor in respect of the Lanjigarh Mines for exploration, exploitation and development of bauxite deposits therein. OMC shall facilitate JVC to operate the said mining lease area for the said purposes hereinbefore mentioned free of any encumbrance. The JVC shall carry on exploration, exploitation and development activities of bauxite deposits of Lanjigarh Mines on behalf of the OMC subject, however, to the limitations and restrictions specifically mentioned below.

e) The JVC would take up exploration and exploitation of bauxite deposits of Lanjigarh Mines exclusively for supplying bauxite ore to its Refinery (as defined in Clause 1.1) in Orissa and for no other purpose.

f) OMC shall allow the JVC to operate the Mining Lease, as the raising contractor in respect of Lanjigarh Mines without any let or hindrance for the period co-terminus with the life of the Mining Lease having obtained due approval from competent quarters and authorities subject to the following terms and conditions on execution of the Mining Lease.

     i) OMC will continue to be lessee in respect of Mines to be operated by the JVC.

     ii) The authority/grant in favour of JVC to operate the Mining Lease for the period co-terminus with the life of the Mining Lease is renewable after expiry of the said period subject to such terms and conditions as may be agreed to mutually by the Parties at the relevant time.

     iii) Mining and related operations shall be carried out and proper records shall be maintained by the JVC on behalf of OMC in strict conformity with provisions of all Applicable Laws. The JVC shall be liable for penalty/fine imposed, if any, for non-compliance of any of the provisions under the Applicable Laws. In case of float ore mining contracts, the scope of work of the JVC shall also include exploration of ore in the area assigned for the work. All risks involved in the above works will be borne by the JVC.

     iv) If for non-performance and/or discharge of the above stated obligations of JVC as are enumerated in sub clause (iii) above, any liability accrues or devolves on OMC, it is specifically understood and agreed to by the Parties that the JVC will fully compensate OMC for such purposes .

     v) The JVC specifically undertakes to provide all vital information to OMC as soon as they receive any statutory notice and/or summons and/or communication from any statutory body or authority, court or quasi-judicial entities or otherwise and shall hold OMC harmless before those authorities till such notices, summons and communications are fully discharged. Failure on the part of VEDANTA/JVC to keep OMC informed about receipt of such notices, summons and communication and non-performance of the statutory obligations accruing therefor shall be treated as a breach of the Raising Contract Agreement between JVC and OMC rendering it void-able at the option of OMC.

     vi) During the Prospecting Period, the JVC shall not remove any bauxite ore/other minerals without the prior approval of OMC/GOO except for testing purpose.

g)   Role and Obligations of the JVC:

     i) OMC agrees to assist the JVC on best endeavour basis without any binding legal obligations, to enable the JVC to obtain the requisite Approvals and to successfully implement the project envisaged under this Agreement.

     ii)  Acquisition of land relating to the Mines.

     iii) Resettlement and Rehabilitation of the Project Affected Persons (hereinafter called PAPs) in accordance with the guideline issued by Government of Orissa for the purpose, as per ANNEXURE-III.

     iv)  Construction of the approach road to the Mines.

     v)   Obtain site clearance from the Ministry of Forest & Environment, GOI.

     vi)  Approval of the mine plan from I.B.M.(Indian Bureau of Mines).

     vii) Furnishing notice for the opening of the mine to the Director General of Mines Safety (DGMS); District Magistrate and others in terms of the Mines Act, 1952.

     viii) Maintenance of all legal records; corporate records; submission of all notices, returns etc.

     ix) Identification of revenue land for compensatory afforestation; preparation of scheme for compensatory afforestation after approval of State Government; deposit of the requisite amount with state government for compensatory afforestation including approval of MOEF for transfer of forest land for bauxite mining and approval of the afforestation scheme, including payment of net present value for forest land involved in conformity with circulars issued by forest department and demand raised from time to time.

     x)   All incidental and ancillary things in connection with the above.

h)   Conditions Precedent:

     Reimbursement of expenditure on actual basis incurred as on the date of such agreement and subsequently by OMC in obtaining the prospecting licenses/Mining Lease(s) by VEDANTA.

2.3.3. The LONG TERM PURCHASE AGREEMENT between VEDANTA and OMC for purchase of bauxite mined from the Mines shall contain the following key provisions:

a) The bauxite raised by the JVC shall be purchased by VEDANTA by paying OMC an amount which will comprise (i) The Raising Cost; (ii) a sum of money calculated in accordance with sub-paragraph (b) below; (iii) Royalty payable to GOO; and (iv) any other statutory dues payable to the State government/ Central government, any other constitutional and statutory bodies.

b) In the event and up to the time that only the Refinery is operational, VEDANTA, shall pay to OMC an amount equivalent to the Royalty at prevailing rate for every tonne of bauxite ore mined. In the event and from the time when both the Refinery and the Aluminium Smelter are operational, VEDANTA shall pay to OMC an amount equivalent to fifty percent of the prevailing rate of Royalty for every tonne of bauxite ore mined.

     Provided however, that only fifty percent of the Royalty shall be payable in respect of all bauxite which is eventually converted into aluminium in Orissa, notwithstanding that it is mined prior to the commissioning of, or in the absence of, the Aluminium Smelter.

c)   VEDANTA undertakes payment of the money referred in Clause 2.3.3 (a) and
     (b) on quarterly basis from the date of payment of Royalty to GOO. In case payment is delayed beyond 90 days, interest at prime lending rate shall be payable to OMC from the date that falls 90 days after the payment due date.

d) Bauxite Ore from the Mines will be utilized exclusively in the proposed Refinery and OMC shall not sell the bauxite to any other Person.

e) VEDANTA shall furnish a schedule of time frame for construction of the Refinery and/ or Aluminium Smelter and shall furnish details of progress made on the Refinery and/ or the Aluminium Smelter, as applicable, compared to the time frame to OMC every quarter.

f) Subject to Force Majeure if VEDANTA fails to achieve any milestones as listed in ANNEXURE IV hereof, for the activities mentioned therein, due to the gross negligence or causes attributable directly to VEDANTA, then OMC may give notice thereof to VEDANTA. Upon receipt of such notice the Parties shall discuss in good faith for a period of 60 days the options for obtaining the relevant Approval(s) or achieving the relevant milestone(s). At any time after the expiry of such period of 60 Days, unless the Parties otherwise agree, OMC may terminate this Agreement with immediate effect by giving a written notice of such termination to VEDANTA. It is clarified that during the period of 60 days the obligations of the Parties shall continue to subsist on best effort basis. In the event this Agreement is terminated pursuant to this Clause, no monies shall be payable by VEDANTA to OMC after the termination.

g) Conditions Precedent: The coming into effect of the Long Term Purchase Agreement shall be conditional upon completion of construction of the Refinery.

2.3.4 One or more of the DEFINITIVE AGREEMENTS shall contain the following key provisions.

(i) After the successful commissioning of the Refinery VEDANTA will have an option to set up the Aluminium Smelter.

(ii) In the event of non-satisfaction of the conditions precedent contained therein, resulting in termination of all Definitive Agreements, then upon such termination, the mining lands shall, to the extent required by Applicable Law, vest with GOO, upon terms and conditions as may be agreed between JVC and GOO.

                                    ARTICLE 3
                              CONDITIONS PRECEDENT

     This Agreement shall be effective upon receipt of approval of the Board of Directors of OMC and VEDANTA and the GOO to this Agreement.

                                    ARTICLE 4
                                 CONFIDENTIALITY

     Technical data and information furnished to VEDANTA by OMC under this Agreement shall not be disclosed or divulged to others by VEDANTA without the written consent of OMC except for use thereof in connection with obligations envisaged herein or as may be required by Applicable Law. Likewise, OMC shall keep secret and confidential all technical and commercial data supplied by VEDANTA to OMC.

                                    ARTICLE 5
                             SETTLEMENT OF DISPUTES

5.1 Any dispute and / or difference of any kind whatsoever that may arise between the Parties as a result of construction, interpretation or application of any of the terms and conditions of this Agreement or performance of it (a "Dispute") shall be settled mutually through discussion between the chief executives of the Parties at the first instance. In the event of the failure of the parties to settle the Dispute amicably within a 60 day period, the Dispute shall be finally settled by arbitration conducted by a sole arbitrator under the provisions of the Arbitration and

     Conciliation Act, 1996 (the "ACT") and rules made there under. In case the Parties fail to appoint a sole arbitrator for the said purpose due to difference of opinion, either Party to this will be free to file an arbitration petition u/s 11 (6) of the Act, before the Chief Justice of the Orissa High Court for such appointment. The venue of the arbitration shall be Bhubaneswar. The award of the sole arbitrator shall be final and binding on the Parties. The jurisdiction for any legal remedies will be at Bhubaneswar.

     Notwithstanding anything contained hereinabove, any Dispute that can be quantified in money terms and where the dispute involves a sum money that is less than Rs. 30,00,000/- (Rupees Thirty Lakhs Only), the same shall be settled through court proceedings.

5.2 Notwithstanding the subsistence of any arbitration proceedings, the Parties shall continue to perform their respective obligations under this Agreement and either Party shall not withhold any payment obligation admitted by it.

                                    ARTICLE 6
                                  FORCE MAJEURE

     If failure to perform this Agreement, wholly or in part, by either Party is caused due to act of war, acts of Governmental Authority, natural calamities or any other unforeseen contingencies which are not within the control of the Parties affected despite exercise of due diligence by the Party affected and the Party is unable to prevent it, then the default will not be construed as default giving rise to any claim or damage, if any, provided the Party affected by the above force majeure conditions promptly notifies the other Party within a reasonable time.

                                    ARTICLE 7
                                   ASSIGNMENT

7.1 VEDANTA may assign the rights and obligations under this Agreement to any company only with approval of OMC and Govt. of Orissa.

     OMC may not assign any or all of its rights nor delegate any or all of its obligations under this Agreement without the prior written consent of VEDANTA, which consent shall not be unreasonably withheld.

7.2. Both the Parties can amend any clause of this Agreement on mutual consent in writing and ratified by the GOO.

                                    ARTICLE 8
                                     NOTICES

8.1 Any notice to be given hereunder shall be in writing. Written notice may be delivered (a) by hand ( including by express courier) against written receipt; (b) by first class mail postage prepaid; or (c) by facsimile copy with telephone confirmation thereof, promptly followed by a written notice sent by first class mail postage prepaid to the persons and addresses specified below.

8.2 A notice shall be deemed to have been served (a) when delivered by hand at the appropriate address for the receiving Party, (b) when received by facsimile copy or e-mail, (c) if sent by first class mail postage prepaid, 5 days after it was posted. In providing service by first class mail, it shall be sufficient to prove that the letter containing the notice was properly addressed and stamped and posted. The names and addresses for the service of notices referred to in this Clause are:

     For notices to OMC

               THE ORISSA MINING CORPORATION LTD.
               POST BOX. NO. 34, BHUBANESHWAR - 751 001

     For notices to VEDANTA

               VEDANTA, 75 NEHRU ROAD,
               VILE PARLE (EAST), MUMBAI - 400 099

8.3 Either Party may change its notice address, telephone number or facsimile number by notice to the other Party in the manner specified above. The Parties agree to promptly notify the other Party of a change in address, telephone number or facsimile number. The Parties may identify other addressees for operational notices.

                                    ARTICLE 9
                                     WAIVER

     Neither Party shall be deemed to have waived any right under this Agreement, unless such Party shall have delivered to the other party a written waiver signed by an authorized officer of such waiving Party. No delay or omission in the exercise of any power or remedy shall be construed to be a waiver of any default or acquiescence therein.

                                   ARTICLE 10
                                    LANGUAGE

     The language of this Agreement and all other documentation and notices relating to this Agreement shall be the English language.

IN WITNESS WHEREOF the Parties have executed this Agreement at Bhubaneswar, in duplicate, both of which are treated as original, on the day, month and year, above written.

For and on behalf of                    For and on behalf of
ORISSA MINING CORPORATION LTD          VEDANTA ALUMINA LTD.


By /s/ Sanjeev Mishra                   By Sandeep Gokhale
   ----------------------------------      -------------------------------------
   Managing Director                       Director (Business Development)
   In presence of                          In presence of

      1) Niranjan Panda                       1) /s/ Niranjan Panda

      2) Joyram Mishra                        2) /s/ Joyram Mishra

                                                                    ANNEXURE - I

                              BOUNDARY DESCRIPTION

Boundary description of the area over 7840 acres or 3172.74 hects. for ML applied by M/s. Orissa Mining Corporation for bauxite in Village Karlapat, Salapara, Jillagan, Tadingpadar, Polingpadar Kand Ranspur etc. in
Thuamal-Rampur, P.S. under Bhawanipatna Sub-Division of Kalahandi district. Reference toposheet no.65M/2.

As shown in the applied plan the starting point "A" is situated in a direction of 26 degrees-00' whole circle bearing and a distance of 4600 metres from the GTS Triangulation point of Khaanduyala Pahada, height of 1041 metres. From the starting point 'A' traverse runs as follows:-

  Station                                         Distance
to Station     W.C. Bearing     Interior angle   in metres         Remarks
----------   ---------------   ---------------   ---------   -------------------
    A-B      177 degrees-00'   151 degrees-00'    8800.00

    B-C                         86 degrees-00'    2570.00

    C-D                        101 degrees-00'    9670.00    Meets the junction
                                                             point of Karlapat
                                                             RF and the dry nala
                                                             which comes from
                                                             hill peak point
                                                             9937 metres

    D-E                   --                --       2850    Runs along the dry
                                                             Nala in N.E.
                                                             direction and at a
                                                             distance of about
                                                             2850 metres and
                                                             meet the station
                                                             point 'E'.

    E-A      148 degrees-00'   100 degrees-00'    2130.00   Close the traverse.

(i) Thus the station point of A,B,C,D and E comprises an area of 7840 acres or 3172.74 Hects.

(ii) The traverse runs in a clock-wise direction from the starting point 'A'.

                                                                 ANNEXURE - III

REHABILITATION AND RESETTLEMENT PACKAGE FOR THE DISPLACED AND THE PROJECT AFFECTED PERSONS/FAMILIES IN CONNECTION WITH THE ESTABLISHMENT OF ALUMINA REFINERY BY M/S STERLITE INDUSTRIES (INDIA) LTD. NEAR LANJIGARH OF KALAHANDI DISTRICT.

     The following Rehabilitation and Resettlement Package for Rehabilitation of displaced and the project affected persons/families is proposed on account of establishment of the 1 MT Alumina Refinery Project by M/s Sterlite Industries (India) Ltd. near Lanjigarh, Lanjigarh P.S. in the District of Kalahandi, as per the guidelines issued by the Govt. in Revenue & Excise Department vide their letter No. 27313/R Dated 01.06.1998.

1.   DEFINITION

1.1 PROJECT AREA : Project area means the land, which is acquired for establishment of Industrial Project.

1.2 DISPLACED FAMILIES/PERSONS : A family/person shall be termed as "displaced" if such family/person has been a permanent resident of Orissa and ordinarily residing in the Project area for at least 3 (three) years prior to the date of publication of the Notification U/s 4(1) of L.A. Act. 1894 and

     a) on account of acquisition of his/her homestead land is displaced from such area or

     b) he/she is a homesteadless or landless family/persons who has beery is required to be displaced.

     Note :- A person/family who does not ordinarily reside in the homestead land acquired for this project cannot be termed as "displaced".

1.3  PROJECT AFFECTED PERSONS/FAMILIES (PAP)

          A person/family will be termed as "Project affected persons/family" if his/her land (not homestead land) is acquired for establishment of the industrial project. These persons are, therefore, affected by the establishment of the project by way of acquisition of their private land (not homestead land) but are not required to be displaced as their homestead land is not being acquired.

1.4  FAMILIES FOR THE PURPOSE OF REHABILITATION AND RESETTLEMENT

     (a) The family means husband and wife and their unmarried children except unmarried daughter above 30 years on or before the date of Notification U/s 4(1) of L.A. Act. 1894 in respect of the area/village.

                                  (SEAL) (SEAL)

     The following categories of persons will be treated as separate families.

     (i)  A Major married son.

     (ii) An Unmarried daughter aged above 30 years.

     (iii) A Divorcee/Deserted woman or widow.

Note:-

          (a) For the purpose of treating a woman as divorcee, legal documents if any in support of the claim will be sufficient. The claimant can also make affidavit and file her claim along with a copy of such affidavit for eventual decision after due enquiry by the District Administration.

          (b) For the purpose of treating divorcee and widow having no source of livelihood as separate family, financial benefit like Old Age Pension etc. availed by them should not be taken into account.

     (iv) Physically handicapped and/or mentally retarded person irrespective of age and sex, to the extent and in the manner indicated below:-

Note:-

     The Blind, the Deaf, the orthopaedically handicapped and mentally retarded persons suffering from more than 40% permanent disability may be enumerated as separate family for the purpose of rehabilitation. For this purpose a certificate issued by the Chief District Medical Officer of the District indicating nature and percentage of disability will be required.

     (v) All Unmarried brothers and sisters whose parents are not alive shall also constitute a separate family.

2. SURVEY AND IDENTIFICATION OF DISPLACED AND PROJECT AFFECTED
FAMILIES/PERSONS

     To determine the number of displaced/project affected families/persons on the basis of the aforementioned criteria, a survey is to be conducted by the District Administration with the help of people's Representatives of the area in the affected villages and Identity Card will be issued to such displaced/ project affected persons/families. The Identity Card will be issued under the signature of Collector, Kalahandi as per the guideline and specification issued by the Court of Orissa.

                                 (SEAL) (SEAL)

3. COMPENSATION FOR ACQUISITION OF PRIVATE LAND

     The displaced and project affected persons/families will be compensated for their agricultural and homestead land, trees thereon, existing residential structures and other items such as wells etc. as per the provisions under LA Act.1894. In addition to this the company will pay extra amount as "Ex-gratia" at the following rates against agriculture & homestead land only.

Category   Kissam                        Components of payment   Total amount to be paid
--------   ------                        ---------------------   -----------------------
    I      Atta, Bagicha, Rasta,         Govt. rate +30% S       Rs.1.00 lakh per Ac.
           Patita, Anyanya, Nala,        + Int. +ex-gratia
           Bijestali & Nadi

   II      Mala                          Govt. rate +30% S       Rs.1.20 lakh per Ac.
                                         + Int. +ex-gratia

   III     Berna                         Govt. rate +30% S       Rs.1.30 lakh per Ac.
                                         + Int. +ex-gratia

   IV      Bahal, Panimahar,             Govt. rate +30% S       Rs.1.50 lakh per Ac.
           Bandha, Munda, Dhoda          + Int. +ex-gratia

    V      Gharabari, Bari               Govt. rate +30% S       Rs.8.00 lakh per Ac.
                                         + Int. +ex-gratia

(The ex-gratia amount will vary depending on the Govt. rate. There will be no ex-gratia payment for trees, structures & other items existing in/on the acquired land).

     However, the ex-gratia amount will be paid by the Company to those displaced and project affected families/persons who will not approach the courts for claiming higher compensation for their private land. Otherwise only land acquisition cost as per the Govt. guideline will be paid to the concerned displaced and project affected families/persons.

4. REHABILITATION THROUGH EMPLOYMENT

4.1 Employment to one member per family will be provided in the Alumina Refinery Project including the Mines. The employment can be either direct employment under the Company or indirect employment under the Contractors engaged by the Company for various activities. All employments will be as per the skill and qualification of the persons to be employed.

     While considering displaced and project affected families/persons direct/indirect employment the following order of preference shall be followed.

                                  (SEAL) (SEAL)

          a) Displaced families/persons losing all lands including Homestead. [DF (a)].

          b) Displaced families/persons losing more than 2/3rd of land and Homestead. [DF (b)]

          c) Displaced families/persons losing more than 1/3rd of land and Homestead. [DF (c)]

          d) Other displaced families/persons losing their homestead land irrespective of the extent of other land. [DF (d)]

          e) Project affected persons/families losing 100% their agricultural land and becoming landless. [PAP (e)]

          f) Other project affected persons/families in descending order of the percentage of land loss. [PAP (f)]

Note:-

     (i) Employment, direct or indirect as mentioned above, shall be provided to the nominated member of the displaced and project affected families. The nomination has to be done by the head of the family.

     (ii) Since as per the policy of the State Government, the displaced families/ persons (category [DF(a)] to [DF(d)] are only eligible for Rehabilitation benefit, employment opportunity will be provided to the project affected families (category [PAP (e)] & [PAP(f)] only when all eligible persons of the displaced families (category [DF
           (a)] to [DF (d)] are given employment and this will be subject to availability of jobs, direct or indirect, in the factory and mines.

     (iii) Persons of age group 18 to 35 shall be eligible for employment, direct or indirect whatsoever. Any dispute regarding the age of a person shall be examined by the District Administration and the decision of the Collector, Kalahandi would be final. For this purpose, the age of a person will be decided as on the date of Notification of U/s 4(1) of the L.A. Act for the concerned area/village.

4.2. For nominated members of displaced and project affected families not provided with employment in the manner indicated above, the company will assist in their self employment through allotment of shops, service premises and other activities in the company township or otherwise.

                                 (SEAL) (SEAL)

4.3 (a) The families coming under category (a) to (d) of Para 4.1 who are not provided employment or self employment as indicated in Para 4.1 and 4.2 or who refuse to avail such employment/self employment would be entitled to an one time cash grant of two Lakh Rupees.

(b) The families coming under category (e) of Para 4.1 who are not provided employment or self-employment as indicated in Para 4.1 & 4.2 would be entitled to an one time cash grant of one Lakh Rupees. But in case someone belonging to the category (e) of Para 4.1 refuses to avail employment or self employment as offered by the Company, he/she will not get the one time cash assistance of one Lakh Rupees.

4.4. The Company shall provide appropriate training facility to the nominated persons of the displaced and project affected families to acquire skill as required for such employment. The training can be conducted either in local Industrial Training Institute by way of sponsoring candidates by the Company or by sending them to other Industrial Units of the Company. In order to encourage the displaced and project affected families for self-employment in useful avocations, the Company will provide necessary guidance, support and also assist in arranging finance.

5. Rehabilitation Colony.

          1) All the displaced families will be resettled in the Rehabilitation Colony in village Jagannathpur (5 Kms from the project site, in Lanjigarh P.S.)

          2) Each displaced family will be provided with 1/10th of an acre of land with Pucca house with RCC slab covering a floor area of 45 square meter with all developed infrastructure free of cost in the Rehabilitation Colony.

          3) The infrastructure in the Rehabilitation Colony shall include provisions of black-topped road with drainage facility, electrification for the house and the street, Tube Wells/Dug Wells at selected locations and Pipe Water supply to every house, Community Centre, Anganwadi Centre with staff quarters, Village Pond, Place of

                                  (SEAL) (SEAL)
               worship, shop rooms, Craft Training Centre, Primary School with staff quarters, Play ground, Gramya Jungle plantation etc. This list is illustrative and not exhaustive.

          4) Each of the displaced families who opts for self rehabilitation elsewhere (other than in the resettlement colony), will be given one time cash grant of Rs.50,000/-

6. INDEXATION OF REHABILITATION GRANT.

     Rehabilitation Grant in Cash, provided in Para 4-3 and 5-4 will be indexed to the official wholesale price index (WPI) with 1.4.98 as the reference date & will accordingly be revised once in two years.

7. FACILITIES TO BE EXTENDED TO HOMESTEADLESS & LANDLESS ENCROACHERS.

7.1. Encroachers who are landless (as defined in the OPLE Act. 1972) will get ex-gratia equal to compensation admissible under L.A. Act. 1894 for a similar category of Rayati land to the extent of land under their physical possession up to a maximum of one standard acre if the encroachment is unobjectionable.

7.2. The encroachers who are homesteadless (as defined in the OPLE Act. 1972) will get ex-gratia equal to compensation for similar category of Rayati land against the encroached homestead land up to a maximum of 1/10th of an acre if the encroachment is unobjectionable and in addition the actual cost of structure thereon. If the encroachment is objectionable they will be entitled to the cost of the structure only.

8. Incentive for timely vacation

     (i) The displaced families will be shifted to the newly constructed Rehabilitation Colony immediately after completion of the construction work.

     (ii) In order to ensure timely vacation allowance of Rs.500/- per month per displaced family shall be provided for a period of one year on vacation by the date fixed by the Collector.

                                 (SEAL) (SEAL)

     (iii) All the displaced families will be provided free transportation for themselves and for the household materials which they can salvage from their old house upto the new house allotted to them in the Rehabilitation Colony by the Company.

9. OTHER FACILITIES TO THE DISPLACED AND PROJECT AFFECTED FAMILIES.

     i. After acquisition of private land for the Alumina Refinery Project, if some patch of land remains with a family/person which is economically unviable for further use, then such portion of the land will also be acquired by the Company through IDCO.

     ii. Lands, which are not acquired but would be inaccessible as a result of acquisition of surrounding lands for the project, would also be acquired through IDCO.

10. DEVELOPMENTAL ACTIVITIES IN THE PROJECT AFFECTED AREA BY THE COMPANY.

     The Company setting up the Industry will undertake developmental activities in the project affected areas which will be decided by the Rehabilitation Advisory Committee (RAC) / District Administration. For such activities preference will be given to villages in which land has been acquired for the Project followed by other peripheral village/area. The developmental activities would include provision of safe drinking water, up-gradation of health facility in the area and by providing Mobile Health Units, Education and Adult literacy programmes. Agro-Horticulture development by way of model firming, afforestation, road up-gradation etc. This list is illustrative and not exhaustive.

     These developmental activities will be undertaken by the Company only after due approval in the Rehabilitation Advisory Committee (RAC) / District Administration, as the case may be.

                                 (SEAL) (SEAL)

11. FORMULATION AND MONITORING OF THE REHABILITATION AND RESETTLEMENT PLAN.

     The Rehabilitation Advisory Committee (RAC) as constituted by the Govt. from time to time shall prepare a comprehesive rehabilitation and resettlement plan on the basis of the policy parameters out-lined above and also monitor the implementation of the plan.

12. MODIFICATION OF THE POLICY.

     The State Govt. reserves the right to modify the R&R Package at any point of time. The RAC can also suggest to the State Govt. any modification of the R&R Package in future, if need be.


                                        (SIGNED)
                                        13.5.03
                                        Revenue Divisional, Commissioner,
                                        (Southern Division), Orissa, Berhampur-
                                        Cum-Chairman, Rehabilitation Advisory
                                        Committee, Alumina Refinery Project,
                                        Lanjigarh, Kalahandi.

                                  (SEAL) (SEAL)

                                                                     ANNEXURE-IV

                   MILE STONE OF M/S. VEDANTA ALUMINA LIMITED

     The following schedule for the development of the project is proposed.

- Commencement of drilling/exploration on the deposit     Already completed
  area.

- Preparation and submission of final mining plan by      Completed
  MECL/FIL.

- Commencement of Civil construction work for Alumina     Commenced
  Refinery.

- Completion of Civil construction work for Alumina       November, 2005
  Refinery.

- Commencement of creating necessary Infrastructure,      April, 2005.
  material-handling system for the Mining operation.

- Completion of Alumina Refinery and Commencement of      September, 2006
  Commercial operations

- Commencement of Mining Operations                       June, 2006

  The above schedule is subject to obtaining the following permits/ approvals/ permissions from various authorities such as the Govt. of Orissa, the Orissa Mining Corporation and the Govt. of India.

- Completion of acquisition of land and handing Over      June, 2005
  the same for commencement of Civil construction for
  the Alumina Refinery Project by the Govt. of Orissa.

- Hold grant of Environmental Ministry for the Sterlite   March 2006.
  Mining Project by the Ministry of Environment and
  Forests. Govt. of India including the Forest
  diversion proposal.

                                  (SEAL) (SEAL)


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